Exhibit 99.1

Longs Reports Preliminary April Revenues

WALNUT CREEK, CA (May 4, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total revenues of $401.4 million for the four-week period ended April 27, 2006, a 14.7% increase from total revenues of $349.8 million in the comparable period a year ago.

Preliminary April retail drug store sales were $362.0 million, an increase of 4.6% from $346.2 million in the comparable period last year. Pharmacy sales were 50.8% of total drug store sales compared with 50.1% a year ago.

Retail drug store same-store sales increased 3.8% compared with last year. Pharmacy same-store sales increased 5.2% and front-end same-store sales increased 2.5%. Longs estimated that preliminary April retail drug same-store sales were positively impacted by approximately 150 to 200 basis points from the three-week shift in Easter holiday sales. Easter occurred on April 16 this year compared with March 27 last year.

Preliminary total revenues of $1.26 billion for the thirteen weeks ended April 27, 2006 were 9.5% higher than the $1.15 billion reported in the comparable period last year. Preliminary total retail drug store sales were $1.17 billion, a 2.2% increase from $1.14 billion in the comparable period last year. Pharmacy sales were 51.2% of total drug store sales during the period, compared with 49.5% a year ago. Same-store sales increased 1.5% with pharmacy same-store sales increasing 5.0% and front-end same-store sales decreasing 1.8%.

About Longs Drug Stores Corporation

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. With 477 stores, Longs Drugs provide expert pharmacy services and a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.